Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300

OMAM Announces Sale of Minority Interest by Old Mutual plc to HNA Capital US
London - March 25, 2017 - OM Asset Management plc (NYSE: OMAM) announced that Old Mutual plc has agreed to sell a 24.95% shareholding in OMAM to HNA Capital US in a two-step transaction for gross cash consideration of approximately $446 million. Following the transaction, Old Mutual’s shareholding will reduce from 50.8% to 25.9%.
It is expected that one HNA Capital US-nominated director will join the OMAM board on the completion of the first tranche of 9.95% of OMAM shares and a second on the completion of the second tranche of 15% of OMAM shares. In both cases, these directors will replace existing nominees of Old Mutual.
For additional information, please see Old Mutual plc’s press release, issued today, March 25, 2017, at http://www.oldmutualplc.com/media/news/view-news.jsp?news-id=31338.
About OMAM
OMAM is a global, multi-boutique asset management company with approximately $240 billion of assets under management as of December 31, 2016. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.
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